UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 25, 2008

Microsoft Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-14278	91-1144442
(Commission File Number)	(IRS Employer Identification No.)

One Microsoft Way, Redmond, Washington	98052-6399
(Address of Principal Executive Offices)	(Zip Code)

(425) 882-8080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers

The Compensation Committee of the Microsoft Corporation (“Company”) Board of Directors has approved a new executive officer incentive plan (“Plan”) for the Company’s executive officers. The Plan replaces the existing annual cash bonus and equity award programs for the Company’s executive officers beginning with fiscal year 2009.

The Plan allows the Compensation Committee to establish award programs for specified performance periods (e.g., one or more fiscal years). The maximum amount payable to a participating executive officer is a percentage of an incentive pool for a performance period. For fiscal year 2009, awards will be granted from an incentive pool with maximum funding of 0.35% of Microsoft’s fiscal year 2009 corporate operating income. The awards granted to each participating executive officer will be limited to a fixed share of the incentive pool, and these awards may be further reduced or eliminated in the discretion of the Compensation Committee (or in the discretion of the Board of directors, for awards to the Company’s chief executive officer, Steven A. Ballmer). The Plan specifies a maximum amount of $20,000,000 that may be paid under the Plan to a participating executive officer for one or more performance periods that end during a fiscal year. Award amounts under the Plan may be made in either or both stock awards issued under the Microsoft Corporation 2001 Stock Plan and cash. Vesting of stock awards will be determined by the Compensation Committee. The 2001 Stock Plan generally requires that stock awards vest over at least a three-year period.

Item 5.03	Amendments to Bylaws

Effective September 19, 2008, the Board of Directors amended the Company’s bylaws. A copy of the amended bylaws is attached Exhibit 3.2. The amendments relate primarily to the requirements for advance notice and additional information that a shareholder must provide when making a director nomination or proposal at the Company’s annual meeting of shareholders.

Item 9.01	Financial Statements and Exhibits

(d)	The following items are filed as exhibits to this report:

3.2	Bylaws of Microsoft Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSOFT CORPORATION (Registrant)

Date: September 25, 2008	/s/ John A. Seethoff
John A. Seethoff Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

3.2	Bylaws of Microsoft Corporation

4